Exhibit 7.1

May 1, 2014

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are the principal accountants for Arch Therapeutics, Inc and subsidiary (the “Company”) and, under the date of December 27, 2013, we reported on the consolidated financial statements of the Company as of September 30, 2013 and 2012 and for each of the years then ended, and for the period from inception (March 6, 2006) through September 30, 2013. We have read the Company’s statements included under Item 4.02(b) of its Form 8-K dated May 1, 2014, and we agree with such statements.

Very truly yours,

/s/Moody, Famiglietti & Andronico, LLP

Tewksbury, MA